Exhibit (10-35)

Form of Retirement Restoration Plan RSU Award Agreement

2025 STOCK AND INCENTIVE COMPENSATION PLAN
FORM OF RETIREMENT RESTORATION PLAN RSU AWARD AGREEMENT
RESTRICTED STOCK UNITS

This grant notice documents an award (the “Award”) of restricted stock units under The Procter & Gamble Company 2025 Stock and Incentive Compensation Plan (the “Plan”), subject to the terms and conditions of the Plan, the Regulations of the Compensation and Leadership Development Committee of the Board of Directors (“Committee”), and as set forth in this Award Agreement (including any Attachments hereto and the Settlement Instructions in place as may be revised from time to time).

Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan.

Summary of Award Terms

Name of Participant:	[Name] (“Participant”)
Number of Restricted Stock Units:	[Number]
Grant Date:	[Grant Date] (“Grant Date”)
Vest Date:	[Vesting Date/Schedule]
Original Settlement Date:	[Original Settlement Date]
Acceptance Deadline:	[Date]

You may access the Plan by activating this hyperlink: The Procter & Gamble 2025 Stock and Incentive Compensation Plan and the Regulations and Sub Plans by activating this hyperlink: Regulations of the Committee. If you have difficulty accessing the materials online, please send an email to Execcomp.IM@pg.com for assistance.

1.    Voting Rights and Dividend Equivalents

As a holder of RSUs, during the period from the Grant Date until the date the RSUs are paid, each time a cash dividend or other cash distribution is paid with respect to Common Stock, you will receive additional RSUs (“Dividend Equivalent RSUs”). The number of Dividend Equivalent RSUs will be determined as follows: multiply the number of RSUs and Dividend Equivalent RSUs currently held by the per share amount of the cash dividend or other cash distribution on Common Stock, then divide the result by the price of the Common Stock on the date of the dividend or distribution. These Dividend Equivalent RSUs will be subject to the same terms and conditions as the original RSUs that gave rise to them, including vesting and settlement terms, except that if there is a fractional number of Dividend Equivalent RSUs on the date the RSUs are paid, the resulting fractional share units may be paid as cash, fractional shares, or rounded up to the nearest full share based on administrative preference of the Company. You must hold the RSUs on the dividend payment date in order to be credited with Dividend Equivalent RSUs. This Award represents an unfunded, unsecured right to receive payment in the future, and does not entitle you to voting rights or dividend rights as a shareholder.

2.     Vesting and Payment

If you remain employed through the Vest Date, the Award will be paid on the Original Settlement Date or Agreed Settlement Date (as defined below), whichever is applicable, except in the case of a termination for death or Disability, as described below. If your Termination of Employment occurs for any reason before the Vest Date except for the reasons listed below, the Award will be forfeited. For the purposes of this Award, Termination of Employment will be effective as of the date that you are no longer actively employed and will not be extended by any notice period required under local law.

a.Termination on Account of Death or Disability. In the case of death or Disability, the Award will be fully vested and payment will be made by the later of the end of the calendar year or two and a half months following the date of death or Disability, as applicable.

b.Termination pursuant to a Written Separation Agreement. In the event that your Termination of Employment from your Employer, the Company or their Subsidiaries and affiliates (collectively, “P&G”) occurs before the Vest Date for this Award, this Award is forfeited unless you have executed a written separation agreement with the Company that provides for retention of the Award. If the Award is retained pursuant to a separation agreement, the Award will be delivered on the Settlement Date as long as you remain in compliance with the terms of the Plan, the Regulations, this Award Agreement, and the separation agreement.

c.Termination in connection with a divestiture or separation of any of the Company’s businesses. In the event of Termination of Employment from P&G in connection with a divestiture or separation of any of the P&G’s businesses, as determined by the Company’s Chief Human Resources Officer, the Award is retained and will become deliverable on the Settlement Date as long as you remain in compliance with the terms of the Plan and the Regulations.

Notwithstanding the foregoing, in the event of a Change in Control, payment shall be made pursuant to the terms provided in the Plan.

Payment under this Award will be made in the form of Common Stock or such other form of payment as determined by the Committee pursuant to the Plan, subject to applicable tax withholding.

3.    Deferral Election

At any time prior to Termination of Employment, you and the Company may agree to postpone the Original Settlement Date to such later date (“Agreed Settlement Date”) as may be elected by you, which date shall be at least five years later than the Original Settlement Date and in accordance with Internal Revenue Code Section 409A.

4.    Conversion to Deferred Compensation Plan

All or a portion of the RSUs and Dividend Equivalent RSUs granted to you pursuant to this Award Agreement may be diversified once the Award becomes non-forfeitable on the Vest Date noted above, using investment choices available under The Procter & Gamble Company Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) once you reach age 45. Conversions must be completed during one of the Company’s open window periods for executives and are subject to the Company’s Insider Trading Policy and any other restrictions in place at the time of conversion (claw-back provisions, share ownership requirements, etc.).

The amount diversified shall be determined by multiplying the number of RSUs to be converted by the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of conversion.

These contributions to the Deferred Compensation Plan will be placed into a notional account and administered in accordance with the terms and conditions set forth in that plan, as amended; provided, however, that the timing of payment of amounts under such plan will be governed by the payment timing terms of this Award Agreement, including any election to defer the Original Settlement Date.

5.    Restrictive Covenants.

By accepting this Award, you agree to be bound by the restrictive covenants outlined in Attachment B hereto (as may be modified by Attachment C hereto).

6.    Entire Agreement

This Award Agreement including Attachment A, Attachment B, Attachment C, and the Plan and the Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements have been entered by you with the Company regarding this specific Award. Any legal action related to this Award, including Article 6 of the Plan and Attachment B of the Award Agreement, must be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award.

THE PROCTER & GAMBLE COMPANY
Bala Purushothaman
Chief Human Resources Officer

IMPORTANT
By accepting this Award within your E*TRADE account, you agree to be bound by The Procter & Gamble 2025 Stock Plan, the Stock Plan Regulations of the Committee, and this Award Agreement including Attachments A, B, and C. To the extent applicable to you, as set forth in Attachments B and C, you acknowledge that you are subject to the non-compete and non-solicitation clauses in these documents.